Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Neose Technologies, Inc.:

We consent to the incorporation by reference in this Registration Statement (No. 333-116438) on Form S-8 of Neose Technologies, Inc. of our reports dated March 10, 2005, with respect to the balance sheets of Neose Technologies, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004 and for the period from January 17, 1989 (inception) to December 31, 2004,  management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Neose Technologies, Inc.

The financial statements of Neose Technologies, Inc. for the period from January 17, 1989 (inception) to December 31, 2004, to the extent related to the period from January 17, 1989 (inception) to December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 25, 2002. Our opinion on the statements of operations, stockholders’ equity and comprehensive loss, and cash flows, insofar as it relates to the amounts included for the period from January 17, 1989 (inception) through December 31, 2001, is based solely on the report of the other auditors.

/s/ KPMG LLP
Philadelphia, Pennsylvania.

August 16, 2005